As Filed With the Securities and Exchange Commission on April 5, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

EPOCH BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	91-1311592
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

21720 23rd Drive S.E., Suite 150, Bothell, Washington 98021
(425) 482-5555
(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

William G. Gerber
President and Chief Executive Officer
Epoch Biosciences, Inc.
21720 23rd Drive S.E., Suite 150
Bothell, Washington 98021
(425) 482-5555
(Name, address, including zip code, and telephone number, including area code of agent for service)
Copy to:
Lawrence B. Cohn, Esq.
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
(949) 725-4000

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of securities		Proposed maximum	Proposed maximum
to be	Amount to be	offering	aggregate	Amount of
registered	registered (1)	price per share (2)	offering price	registration fee
Common Stock, par value $0.01 per share	3,286,000 shares	$2.07	$6,802,020	$865

(1)	In the event of a stock split, stock dividend or similar transaction involving the shares of common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416 under the Securities Act of 1933.

(2)	The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low price reported by The Nasdaq SmallCap Market for the Registrant’s common stock on April 1, 2004, which was $2.07 per share.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement containing this prospectus, which has been filed with the Securities and Exchange Commission, is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 5, 2004

PROSPECTUS

EPOCH BIOSCIENCES, INC.

3,286,000 Shares of Common Stock
($0.01 par value)

     This prospectus relates to the resale, from time to time, by the selling stockholders named in this prospectus, of up to 3,286,000 shares of our common stock, consisting of 2,470,000 shares of our common stock sold in a private placement on February 23, 2004, 741,000 shares of common stock that are issuable upon the exercise of the warrants sold in the private placement, and 75,000 shares of common stock that are issuable upon the exercise of warrants that were issued to affiliates of the placement agent upon the closing of the private placement. The shares are being registered pursuant to registration rights granted to the selling stockholders in the private placement.

     The prices at which the selling stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares, however we will receive proceeds from the exercise of the warrants if they are exercised. Any funds received from the exercise of the warrants will be used for general corporate purposes. We will bear all expenses of registration incurred in connection with this offering, other than underwriting discounts and commissions, if any, which will be paid by the selling stockholders.

     Our common stock is traded on The Nasdaq SmallCap Market under the symbol “EBIO.” On April 1, 2004, the last reported sale price of our common stock was $2.10 per share.

See “Risk Factors” beginning on page 2 to read about the risks you should consider carefully before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April     , 2004.

     You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell, and offers to buy, the shares of common stock are valid only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

ABOUT EPOCH BIOSCIENCES

     Epoch Biosciences, Inc. is a biotechnology company developing technologies and products to help scientists, clinicians, and physicians around the world perform genetic research to improve our lives and our environment. Genetic analysis has become a pervasive activity in academic, biopharmaceutical, clinical, agricultural, veterinary and forensic laboratories. Our technologies facilitate rapid, accurate and cost-effective genetic analysis at the scale necessary to generate the massive amounts of genetic information being studied today.

     As the human genome and other animal and plant genomes are sequenced, the task of understanding the structure and function of genes lies before us. Researchers want to know when and why a gene switches on and begins producing its protein (gene expression) and what the gene’s protein does in the body (proteomics); they also want to know what the genetic differences among individuals mean for their health and susceptibility to disease. For example, single nucleotide polymorphisms, or SNPs, are tiny differences in our DNA that make humans different from one another. SNPs have been linked to susceptibility to diseases, and to people’s response to medications.

     Because of the importance of understanding the structure and function of genes, companies have moved quickly to design and manufacture automated genetic analysis systems. We develop patented technologies that improve the output of these systems and that are compatible with many of the genetic analysis systems currently in use or in development. Just as microprocessors are found in essentially all electronic appliances, our chemistries and technologies have the potential to be incorporated in nearly all genetic analysis systems.

     Our technologies are useful in genetic research, drug development, prenatal testing, clinical diagnostics, including infectious disease, oncology, genetic disease and population screening to assess our risk of disease or to predict our response to drugs. Epoch’s products also have application in forensics, food testing, and environmental testing, including bio-warfare and bioterrorism.

     We earn revenues through a variety of sources. We sell our products to end-users, both through our direct sales efforts and through distributors that provide worldwide reach. We license our technology for incorporation into other companies’ products and earn license fees and royalties from those companies and generate product revenue from sales of our chemistries to them. We also earn revenues through contract research activities, whereby third party companies pay for specific research and development activities carried out by our scientists. To date, virtually all of our revenues have been from the research field.

     In 2003, through our efforts to apply our MGB Eclipse Probe Systems to the clinical diagnostics market, we identified several analyte specific reagents (ASRs) that have high value for routine clinical use in the clinical reference laboratory and related hospital based laboratory market. We began implementing FDA compliant manufacturing processes for these new products in the fourth quarter of 2003. We have registered 17 products to date with the FDA and we anticipate having our clinical diagnostic products available for sale in 2004.

     More comprehensive information about our products and us is available through our worldwide web site at www.epochbio.com. The information on our website is not incorporated by reference into this prospectus. Our executive offices are located at 21720 23rd Drive S.E., Suite 150, Bothell, Washington 98021, and our telephone number is (425) 482-5555.

RISK FACTORS

     An investment in our common stock is subject to significant risks and uncertainties which may result in a loss of all or a part of your investment. You should carefully consider the following information about these risks, together with the other information contained or incorporated by reference in this prospectus and any applicable prospectus supplements, prior to making an investment in Epoch Biosciences. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

We have been profitable in only one quarter and anticipate future losses, and we may require additional capital

     Since our formation in 1985, we have generated limited revenues and only realized one profitable quarter, which was the quarter ended December 31, 2002. As of December 31, 2003, we had an accumulated deficit of approximately $79 million. While we are commercializing our products and technologies, prior to adequate revenues being generated from these activities we expect to incur additional losses as we expand our manufacturing capacity, continue our research and development activities and fund our product commercialization efforts. There is no assurance that we will ever become profitable or that we will sustain profitability if we do become profitable. Should we experience continued or unforeseen operating losses, our capital requirements would increase and our stock price would likely decline.

     Additionally, as of December 31, 2003 we had approximately $4.4 million in cash and cash equivalents and have a commitment through June 2004 from a bank for a secured term loan of $1,000,000 of which $59,000 has been drawn, a working capital line of credit of $750,000 available through August 2004 which has not been drawn upon, and subsequent to the end of the fiscal year 2003, in February 2004 we completed a Private Equity Investment under which we raised $6,175,000 in gross proceeds in a private placement of common stock and warrants from which net proceeds were approximately $5.7 million. We currently anticipate that our current cash balances, cash from operations, and unused borrowing capacity will be sufficient to meet our cash needs through 2005. However, we may need to seek additional equity and/or debt capital, and there can be no assurance that such capital will be available to us on favorable terms, or at all. If additional funds are not available, we would be required to delay, reduce, or eliminate expenditures for some or all of our programs or products.

There is a risk that our technology may not be effective or might not work

     The science and technology of synthetic DNA-based products is rapidly evolving. While we are beginning to produce and supply products to customers for commercial use, the majority of our products and proposed products are in the discovery or early development stage. The proposed products will require significant further research, development, and testing. We face the risk that any or all of our products and proposed products could prove to be ineffective or unsafe, or be an inferior product to products marketed by others because our products are based on new and unproven innovative technologies. Some of our current research and development activities may not result in any commercially viable products. If we do not have commercially viable products, we will not be able to sell our products, we will not be able to attract partners, and we will not be able to generate funds internally to support operations.

Our inability to develop and expand our direct sales force would limit our revenue growth

     We have limited direct sales and marketing experience in general, little infrastructure, and no recent experience selling to the clinical diagnostics market. We believe that to market our products effectively, we must continue to expand our direct sales operations. This expansion will require significant management attention and financial resources to successfully develop direct and indirect U.S. and international sales and support channels, and there’s no assurance that we will be successful or that our expenditures in this effort will not exceed the amount of any resulting revenues. Competition for qualified sales personnel is intense and we may not be able to hire and train as many qualified individuals as we may require in the future. We will continue to incur the expenses for a sales and marketing infrastructure before we recognize significant revenue from sales of the product. If we are not able to maintain or increase market demand for our products and technologies, then we may not be able to maintain an acceptable rate of growth in our business.

We have limited manufacturing experience

     While we have experience in researching and developing unique, proprietary technologies to enhance the study of genes, and in manufacturing oligonucleotides and other chemical intermediates at relatively small scales, our experience in manufacturing at larger scales is relatively limited. We have sufficient manufacturing capacity to meet current customer needs. Anticipated increases in customer demand over the next year may require us to expand our manufacturing capacity in Bothell, acquire additional manufacturing capacity, or utilize costly third-party manufacturing vendors, as necessary. Any delay or inability to expand our manufacturing capacity could materially adversely affect our manufacturing ability.

There is a risk that we do not own exclusive rights to our technology, or that our competition may have access to our technology which may prevent us from selling our products

     We attempt to protect our proprietary technology by relying on several methods, including United States patents. We also have international patent applications that correspond to many of the U.S. patents and patent applications. The issued patents and pending patent applications cover inventions relating to the components of our core technologies. The expiration dates of these patents range from January 2012 to July 2020. We make no guarantee that any issued patents will provide us with significant proprietary protection, that pending patents will be issued, or that products incorporating the technology covered by our issued patents or pending applications will be free from challenges by competitors. Further, third parties may hold proprietary rights which precede our claims and could therefore prohibit us from marketing the proposed products.

Some of our technology might infringe on the rights of others, which may prevent us from selling our products

     There is a great deal of litigation regarding patents and other intellectual property rights in the biomedical industry. We were defendants in one action of this kind, which we settled prior to 1997. Although patent and intellectual property disputes in the biomedical area are sometimes settled through licensing or similar arrangements, this kind of solution can be expensive, if a license can be obtained at all. An adverse determination in a judicial or administrative proceeding or our failure to obtain necessary licenses could prevent us from manufacturing and selling our products. This would substantially hurt our business.

We face numerous competitors and changing technologies which could make our products obsolete

     Many companies do research and development and market products designed to analyze genes and diagnose conditions based on a number of technologies and are developing additional products. Many of these companies have substantially greater capital resources, larger research and development and marketing staffs and facilities and greater experience in developing products than we have. Furthermore, the specific field in which we operate is subject to significant and rapid technological change. Even if we successfully introduce our products or proposed products, our technologies could be replaced by new technologies or our products or proposed products might be obsolete or non-competitive.

We will be dependent upon our agreement with Applied Biosystems for a significant portion of our revenues for 2004, and a reduction of sales under or early termination of this agreement would seriously harm our revenues and operating results and would likely cause our stock price to decline

     In January 1999, Epoch and Applied Biosystems entered into a License and Supply Agreement pursuant to which we licensed some of our technology to Applied Biosystems for use in its TaqMan® 5’-nuclease real-time PCR assays, (TaqMan® is a registered trademark of Roche Molecular Systems, Inc.). In July 1999, we licensed our proprietary software, which speeds the design of oligonucleotide probes used in the study of genes, to Applied Biosystems. In August 2000, the agreement was amended to, among other things, provide for Epoch manufacturing product for Applied Biosystems. In July 2002 this agreement was further amended to remove the manufacturing rights from the contract effective October 2002, redefine product categories, increase the minimum royalties and royalty rates, and establish that minimum royalties are measured and paid quarterly. We will depend upon product sales and royalties from Applied Biosystems’ sales of its TaqMan® assays under this agreement for a significant portion of our revenues in 2004 and future periods.

     Either party may terminate the agreement upon 180 days written notice. In the event that this agreement is terminated, our revenues, financial condition and operating results would be adversely affected and our stock price would likely decline.

We will be dependent on our agreement with QIAGEN N.V. for the distribution of our MGB Eclipse products and the resultant revenues. Lower than expected sales, or early termination of this agreement would seriously harm our projected revenues and operating results and would likely cause our stock price to decline.

     In October 2002, Epoch and QIAGEN entered into a license and supply agreement under which QIAGEN became the co-exclusive worldwide sales, marketing and distribution partner to the research field of our MGB Eclipse Probe Systems for gene expression.

     We will depend upon product sales to QIAGEN under this agreement for a significant portion of our revenues in future periods. In the event that either of these agreements is terminated, or if QIAGEN is unsuccessful at commercializing our technologies, our revenues, financial condition and operating results would be adversely affected and our stock price would likely decline.

Some of our customers may experience financial difficulties, which could adversely impact our collection of accounts receivable

     Although historically we have experienced limited credit losses from our trade receivables, our experience is limited. At December 31, 2003, our allowance for doubtful accounts was $63,000. We regularly review the collectibility and credit worthiness of our customers and the receivables to determine an appropriate allowance for doubtful accounts, however future uncollectible accounts could exceed our current or future allowances.

The loss of key personnel could adversely affect operations by impairing our research and our efforts to commercialize and license our products

     Our performance is greatly dependent upon our key management, including our Chief Executive Officer, Dr. William Gerber, and technical personnel and consultants. Our future success will depend in part upon our ability to retain these people and to recruit additional qualified personnel. We must compete with other companies, universities, research entities and other organizations in order to attract and retain highly qualified personnel. Although we have entered into agreements with our key executive officers, we make no guarantee that we will retain these highly qualified personnel or hire additional qualified personnel. We currently maintain no key man life insurance on any of our management or technical personnel.

The value of our common stock could change significantly in a very short time

     The market price of our common stock may fluctuate significantly. For example, in the year 2003 our stock closed as high as $3.56 in September, and as low as $1.11 in February. The rapid price changes Epoch has experienced recently, and throughout our history, place your investment in our common stock at risk of total loss over a short period of time. We are in the biotechnology industry and the market price of securities of biotechnology companies have fluctuated significantly and these fluctuations have often been unrelated to the companies’ operating performance. Announcements by us or our competitors concerning technological innovations, new products, proposed governmental regulations or actions, developments or disputes relating to patents or proprietary rights, and other factors that affect the market generally could significantly impact our business and the market price of our securities.

Public opinion regarding ethical issues surrounding the use of genetic information may adversely affect demand for our products

     Public opinion regarding ethical issues related to the confidentiality and appropriate use of genetic testing results may influence governmental authorities to call for limits on, or regulation of the use of, genetic testing. In addition, these authorities could prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Furthermore, adverse publicity of public opinion relating to genetic research and testing, even in the absence of any governmental regulation, could harm our business. Any of these scenarios could reduce the potential markets for our products and technologies, which could materially and adversely affect our revenues.

Government regulation of genetic research or testing may adversely affect the demand for our products and impair our business and operations

     Federal, state and local governments may adopt regulations relating to the conduct of genetic research and genetic testing. These regulations could limit or restrict genetic research activities as well as genetic testing for research or clinical purposes. In addition, if state and local regulations are adopted, these regulations may be inconsistent with, or in conflict with, regulations adopted by other state or local governments. Regulations relating to genetic research activities could adversely affect our ability to conduct our research and development activities. Regulations restricting genetic testing could adversely affect our ability to market and sell our products and our technologies. Accordingly, any regulations of this nature could harm our business.

Health care cost containment initiatives could limit the adoption of genetic testing as a clinical tool, which would harm our revenues and prospects

     In recent years, health care payers as well as federal and state governments have focused on containing or reducing health care costs. We cannot predict the effect that any of these initiatives may have on our business, and it is possible that they will adversely affect our business. Health care cost containment initiatives focused on genetic testing could cause the growth in the clinical market for genetic testing to be curtailed or slowed. In addition, health care cost containment initiatives could also cause pharmaceutical companies to reduce research and development spending. In either case, our business and our operating results would be harmed.

We plan to introduce products for the clinical diagnostics market in 2004, and we will need to comply with FDA quality system regulations and other regulations relating to the manufacturing, marketing and sale of clinical products.

     The manufacturing, labeling, distribution and marketing of our clinical diagnostic products will be subject to regulation in the United States and in certain other countries.

     In the United States, the Food and Drug Administration, or the FDA, regulates, as medical devices, most diagnostic tests and in vitro reagents that are marketed as finished test kits. Some clinical laboratories, however, purchase clinical products which are marketed under FDA regulations as analyte specific reagents, or ASRs, and develop and prepare their own finished diagnostic tests called “home brews.” The FDA also considers ASRs to be medical devices which are exempt from premarket approval requirements. The FDA restricts the sale of these products to clinical laboratories certified under the Clinical Laboratory Improvement Amendments of 1988, known as CLIA, to perform high complexity testing.

     Unless otherwise exempt, medical devices require FDA approval or clearance prior to marketing in the United States. We believe our currently marketed products, as well as those ASRs we intend to market in the future, are exempt from 510(k) premarket notification and premarket approval requirements. To date, we have not applied for FDA or any other regulatory approvals or clearances with respect to any of our clinical diagnostic products. However, clinical products that we may seek to introduce in the future may require FDA approvals or clearances prior to commercial sale in the United States and that process can be time-consuming, expensive, and uncertain. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of new clinical products. There can be no assurance that FDA will not require us to conduct clinical studies as a condition of approval or clearance. In addition, we cannot assure you that regulatory approval or clearance of any clinical products for which we seek such approvals will be granted by the FDA or foreign regulatory authorities on a timely basis, if at all. If approval or clearance is obtained we will be subject to continuing FDA obligations.

     When manufacturing medical devices, including ASRs, we will be required to adhere to Quality System regulations, which will require us to manufacture our products and maintain records in a prescribed manner. Our manufacturing facility for ASRs is subject to periodic and unannounced inspections by the FDA and state agencies for compliance with quality system regulations. We have never been subject to an FDA Quality System inspection, and we cannot assure you that we can pass an FDA audit or maintain compliance in the future. Further, the FDA may place substantial restrictions on the indications for which our products may be marketed or to whom they may be marketed. Failure to comply with applicable FDA requirements can result in, among other things:

     • administrative or judicially imposed sanctions;

     • injunctions, civil penalties, recall or seizure of our products;

     • total or partial suspension of production;

     • failure of the government to grant premarket clearance or premarket approval for our products;

     • withdrawal of marketing clearance or approvals; and

     • criminal prosecution.

     Customers using our products for clinical diagnostics use in the United States may be regulated under CLIA. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualification, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The regulations promulgated under CLIA establish three levels of clinical tests and the standards applicable to a clinical laboratory depend on the level of the tests it performs. CLIA requirements may prevent some clinical laboratories from using our products. Therefore, CLIA regulations and future administrative interpretations of CLIA could harm our business by limiting the potential market for our products.

FORWARD-LOOKING STATEMENTS

     Some of the information included herein contains forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of, estimates made by and information currently available to, our management and are subject to certain risks, uncertainties and assumptions. Any statements contained herein (including, without limitation, statements to the effect that we or our management “may,” “will,” “expects,” “anticipates,” “estimates,” “continues,” “plans,” “believes,” or “projects,” or statements concerning “potential” or “opportunity,” any variations thereof, comparable terminology or the negative thereof) that are not statements of historical fact should be construed as forward-looking statements. Our actual results may vary materially from those expected or anticipated in these forward-looking statements. The realization of such forward-looking statements may be impaired by risks including, but not limited to the following:

     • our ability to achieve profitable operations;

     • our ability to develop and expand our direct sales force;

     • our limited manufacturing and distribution experience;

     • the effectiveness of our technology;

     • our ability to protect and defend our patents and proprietary technology;

     • our ability to retain key personnel;

     • the market acceptance of our products; and

     • the market opportunity for our products.

     Because of these and other factors that may affect our operating results, past performance should not be considered as an indicator of future performance and investors should not use historical results to anticipate results or trends in the future. All forward-looking statements included herein are made as of the date hereof. We assume no obligation to update such forward-looking statements or to update the reasons actual results could differ materially from those anticipated in such forward-looking statements. You should carefully review the risk factors described in this prospectus, beginning on page 2.

USE OF PROCEEDS

     The net proceeds from the sale of the selling stockholders’ common stock will belong to the selling stockholders. We will not receive any proceeds from such sales. However, we will receive proceeds from the exercise of the warrants if they are exercised. Any funds received from the exercise of the warrants will be used for general corporate purposes.

SELLING STOCKHOLDERS

     We are registering a total of 3,286,000 shares of our common stock, pursuant to the requirements of the Securities Purchase Agreement and Registration Rights Agreement we entered into with the selling stockholders on February 23, 2004. We are registering for resale the shares of common stock that were issued under the Securities Purchase Agreement, and the shares that are issuable upon exercise of the warrants we issued to the selling stockholders. Our failure to keep the registration effective subjects us to a cash penalty based on the number of days in which we are in default. Other than the shares covered by this prospectus, none of the selling stockholders listed below holds more than one percent (1%) of our common stock and none of the selling stockholders listed below has ever held any position or office with us, and none of the selling stockholders listed below has had, within the past three years, any material relationships with us, except that Robert Schacter, Thomas Griesel and Financial West Investments Group, Inc. are affiliates of Reedland Capital Partners who acted as our placement agent in the private placement.

     2,470,000 shares of common stock, and warrants to purchase 741,000 shares of common stock were purchased by the selling stockholders in the private placement. The selling stockholders in the private placement received a warrant to purchase 0.3 shares of common stock for each share of common stock purchased. The price in the private placement was $2.50 for each unit consisting of one share of common stock and a warrant to purchase 0.3 shares of common stock. The warrants have an exercise price of $3.89 per share, and are exercisable for five (5) years. The exercise price for the warrants is based on 125% of the closing price of Epoch’s common stock on the last trading day prior to the closing date of the private placement.

     Reedland Capital Partners acted as placement agent in connection with the private placement. As partial compensation for Reedland Capital Partners’ services as placement agent, we paid Reedland Capital Partners $340,000, or 5.5% of the gross proceeds in the private placement. As further compensation of its services as placement agent, we issued Reedland Capital Partners’ parent and certain affiliates five (5) year warrants to purchase up to an aggregate of 75,000 shares of our common stock, exercisable at a price of $3.89 per share.

     The following table sets forth, as of March 26, 2004: (1) the name of each stockholder for whom we are registering shares under this registration statement; (2) the number of shares of our common stock owned by each stockholder prior to this offering; (3) the number of shares of our common stock being offered pursuant to this prospectus; and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be owned by each stockholder after such stockholder sells all of its shares in this offering. The percentage of outstanding common stock owned upon completion of the offering is calculated based on 28,635,671 shares of common stock issued and outstanding at March 26, 2004. The registration of these shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

				Percentage of
				Outstanding Common
	Common Stock Owned	Common Stock Being	Common Stock Owned	Stock Owned Upon
	Prior to the	Offered Pursuant to	Upon Completion of	Completion of
Selling Stockholder	Offering (1)	this Prospectus (1)	Offering(2)	Offering
Elliott Associates, L.P. (3)	208,000	208,000	0	*
Elliott International, L.P. (4)	312,000	312,000	0	*
Enable Growth Partners, L.P. (5)	130,000	130,000	0	0
Mainfield Enterprises, Inc. (6)	1,326,000	1,326,000	0	0
MFN, LLC (7)	520,000	520,000	0	0
Proximity Partners LP (8)	130,000	130,000	0	0
Proximity Fund LP (9)	130,000	130,000	0	0
Southport Millennium Fund II, L.P. (10)	247,850	115,050	132,800	*
Southport Millennium Fund, L.P. (11)	130,580	56,680	73,900	*
Southport Millennium Micro Cap Fund, L.P. (12)	172,450	73,450	99,000	*
Southport Millennium Offshore Fund, Inc. (13)	424,520	209,820	214,700	*
Robert Schacter (14)	57,000	57,000	0	0
Thomas Griesel (15)	14,250	14,250	0	0
Financial West Investments Group, Inc. (16)	3,750	3,750	0	0

*	Less than 1%

(1)	Includes shares issuable upon the exercise of warrants.

(2)	Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under this prospectus.

(3)	Includes 48,000 shares issuable upon the exercise of a currently exercisable warrant.

(4)	Includes 72,000 shares issuable upon the exercise of a currently exercisable warrant.

(5)	Includes 30,000 shares issuable upon the exercise of a currently exercisable warrant. This selling stockholder is an affiliate of a broker-dealer and purchased the securities in the ordinary course of business. At the time this selling stockholder purchased the securities, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(6)	Includes 306,000 shares issuable upon the exercise of a currently exercisable warrant.

(7)	Includes 120,000 shares issuable upon the exercise of a currently exercisable warrant. This selling stockholder is an affiliate of a broker-dealer and purchased the securities in the ordinary course of business. At the time this selling stockholder purchased the securities, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(8)	Includes 30,000 shares issuable upon the exercise of a currently exercisable warrant.

(9)	Includes 30,000 shares issuable upon the exercise of a currently exercisable warrant.

(10)	Includes 26,550 shares issuable upon the exercise of a currently exercisable warrant.

(11)	Includes 13,080 shares issuable upon the exercise of a currently exercisable warrant.

(12)	Includes 16,950 shares issuable upon the exercise of a currently exercisable warrant.

(13)	Includes 48,420 shares issuable upon the exercise of a currently exercisable warrant.

(14)	Consists of 57,000 shares issuable upon the exercise of a currently exercisable warrant. This selling stockholder is an affiliate of a broker-dealer and purchased the securities in the ordinary course of business. At the time this selling stockholder purchased the securities, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(15)	Consists of 14,250 shares issuable upon the exercise of a currently exercisable warrant. This selling stockholder is an affiliate of a broker-dealer and purchased the securities in the ordinary course of business. At the time this selling stockholder purchased the securities, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(16)	Consists of 3,750 shares issuable upon the exercise of a currently exercisable warrant. This selling stockholder is a broker dealer and is, therefore, deemed an underwriter by the SEC.

The selling stockholders and any underwriters, broker-dealers or agents who participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any profits on the sale of the securities and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If selling stockholders are deemed to be underwriters, they may be subject to certain statutory liabilities of the Securities Act and the Exchange Act. If the securities are sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.

This prospectus also covers any additional shares of commons stock that we may issue, or that may be issuable, to the selling stockholders by reason of any stock split, stock dividend or similar transaction involving our common stock.

PLAN OF DISTRIBUTION

     The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

     The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed on by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

EXPERTS

     The financial statements of Epoch Biosciences, Inc. as of December 31, 2002 and 2003, and for each of the years in the three-year period ended December 31, 2003 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed a registration statement on Form S-3, including amendments thereto, relating to the common stock offered hereby, with the Securities and Exchange Commission. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock offered hereby, reference is made to such registration statement, exhibits and schedules.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements, other information and a copy of the registration statement may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the Securities and Exchange Commission, at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement and the reports, proxy statements and other information filed by us are also available through the Securities and Exchange Commission’s website on the worldwide web at the following address: http://www.sec.gov.

INCORPORATION BY REFERENCE

     The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated, except for information furnished under Item 9 or Item 12 of Form 8-K, which is not deemed filed and not incorporated by reference herein. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

     We hereby incorporate by reference the following documents:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 30, 2004.

2.	Our Current Report on Form 8-K, dated February 24, 2004;

3.	Our Current Report on Form 8-K, dated February 25, 2004;

4.	The description of our capital stock contained in our Registration Statement on Form 8-A12G, filed on July 30, 1993, including any amendment or report filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or calling us at 21720 23rd Drive S.E., Suite 150, Bothell, Washington 98021, telephone number (425) 482-5555, Attention: Chief Financial Officer.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth all costs and expenses payable by us in connection with the sale by the selling stockholders of the common stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee. All of the amounts shown will be paid by Epoch Biosciences.

To be paid by
Epoch Biosciences
Securities and Exchange Commission registration fee	$870
Nasdaq SmallCap Market listing fee	$32,860
Legal fees and expenses	$7,500
Accounting fees and expenses	$10,000
Miscellaneous expenses	$500

Total	$51,730

Item 15. Indemnification of Directors and Officers

     As permitted by Delaware law, our amended and restated certificate of incorporation eliminates the liability of directors to Epoch Biosciences or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent otherwise required by Delaware law.

     Our by-laws provide for indemnification of its directors and officers to the fullest extent permitted by law. Our bylaws also permit us to maintain indemnification insurance for our directors, officers, employees, fiduciaries and agents. We carry such directors and officers liability insurance.

Item 16. Exhibits

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Epoch Biosciences, Inc. (Incorporated by reference to Exhibit 3 of Epoch’s quarterly report on Form 10-QSB for the quarter ended June 30, 1998).
3.2	Bylaws of Epoch Biosciences, Inc., as currently in effect. (Incorporated by reference to the same numbered exhibit of Epoch’s registration statement on Form SB-2, No. 33-667742, effective on September 19, 1993).
10.1	Securities Purchase Agreement, dated February 23, 2004, by and among Epoch Biosciences, Inc. and the investors a party thereto. (Incorporated by reference to Exhibit 4.1 to Epoch Biosciences’ Form 8-K filed with the Securities and Exchange Commission on February 24, 2004).
10.2	Registration Rights Agreement, dated February 23, 2004, by and among Epoch Biosciences, Inc. and the investors a party thereto. (Incorporated by reference to Exhibit 4.2 to Epoch Biosciences’ Form 8-K filed with the Securities and Exchange Commission on February 24, 2004).
10.3	Form of Warrant issued pursuant to the Securities Purchase Agreement, dated February 23, 2004, by and among Epoch Biosciences, Inc. and the investors a party thereto. (Incorporated by reference to Exhibit 4.3 to Epoch Biosciences’ Form 8-K filed with the Securities and

Exhibit Number	Description
Exchange Commission on February 24, 2004).
5.1	Opinion of Stradling Yocca Carlson & Rauth.
23.1	Consent of KPMG LLP.
23.2	Consent of Stradling Yocca Carlson & Rauth (see Exhibit 5.1).
24.1	Power of Attorney (included on signature page hereto).

Item 17. Undertakings

(a) Epoch Biosciences hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

               (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) Epoch Biosciences hereby undertakes, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Epoch Biosciences pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Epoch Biosciences in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on the 5th day of April, 2004.

EPOCH BIOSCIENCES, INC.

By:	/s/ William G. Gerber

William G. Gerber
President and Chief Executive Officer

POWER OF ATTORNEY

     We, the undersigned officers and directors of Epoch Biosciences, Inc., do hereby constitute and appoint William G. Gerber and Bert W. Hogue, and each of them individually, our true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William G. Gerber, M.D. William G. Gerber, M.D.	President & Chief Executive Officer (Principal Executive Officer) and Director	April 5, 2004

/s/ Bert W. Hogue Bert W. Hogue	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 5, 2004

/s/ Frederick B. Craves, Ph.D. Frederick B. Craves, Ph.D.	Chairman of the Board of Directors	April 5, 2004

/s/ Richard L. Dunning Richard L. Dunning	Director	April 5, 2004

/s/ Herbert L. Heyneker, Ph.D. Herbert L. Heyneker, Ph.D.	Director	April 5, 2004

/s/ Michael Y. Lucero Michael Y. Lucero	Director	April 5, 2004

Signature	Title	Date

/s/ Riccardo Pigliucci Riccardo Pigliucci	Director	April 5, 2004

/s/ R. Janet Whitmore R. Janet Whitmore	Director	April 5, 2004

/s/ Sanford S. Zweifach Sanford S. Zweifach	Director	April 5, 2004

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Epoch Biosciences, Inc. (Incorporated by reference to Exhibit 3 of Epoch’s quarterly report on Form 10-QSB for the quarter ended June 30, 1998).
3.2	Bylaws of Epoch Biosciences, Inc., as currently in effect. (Incorporated by reference to the same numbered exhibit of Epoch’s registration statement on Form SB-2, No. 33-667742, effective on September 19, 1993).
10.1	Securities Purchase Agreement, dated February 23, 2004, by and among Epoch Biosciences, Inc. and the investors a party thereto. (Incorporated by reference to Exhibit 4.1 to Epoch Biosciences’ Form 8-K filed with the Securities and Exchange Commission on February 24, 2004).
10.2	Registration Rights Agreement, dated February 23, 2004, by and among Epoch Biosciences, Inc. and the investors a party thereto. (Incorporated by reference to Exhibit 4.2 to Epoch Biosciences’ Form 8-K filed with the Securities and Exchange Commission on February 24, 2004).
10.3	Form of Warrant issued pursuant to the Securities Purchase Agreement, dated February 23, 2004, by and among Epoch Biosciences, Inc. and the investors a party thereto. (Incorporated by reference to Exhibit 4.3 to Epoch Biosciences’ Form 8-K filed with the Securities and Exchange Commission on February 24, 2004).
5.1	Opinion of Stradling Yocca Carlson & Rauth.
23.1	Consent of KPMG LLP.
23.2	Consent of Stradling Yocca Carlson & Rauth (see Exhibit 5.1).
24.1	Power of Attorney (included on signature page hereto).